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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

LIN TV Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EXPLANATORY NOTE

        LIN TV Corp. ("LIN TV") previously announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on February 12, 2013 that LIN TV entered into an Agreement and Plan of Merger pursuant to which LIN TV will be merged with and into LIN Media LLC ("LIN LLC") with LIN LLC continuing as the surviving entity (the "Merger"). The Merger will convert LIN TV's form of organization from a corporation to a limited liability company and it is expected to enable LIN TV to be classified as a partnership for federal income tax purposes.

        On March 15, 2013, LIN Television Corporation, a wholly-owned subsidiary of LIN TV ("LIN Television"), filed a Form S-4 with the SEC in which it intends to offer to exchange, on the terms and subject to the conditions described therein, LIN Television's outstanding unregistered 6 3/8% Senior Notes due 2021 for 6 3/8% Senior Notes due 2021 that will be registered under the Securities Act of 1933, as amended (the "Exchange Offer S-4").

        The Exchange Offer S-4 is not related to the Merger; however, the excerpts from the Exchange Offer S-4 provided below describe the Merger and its anticipated benefits to LIN TV. The Exchange Offer S-4 is not a solicitation of a proxy from any security holder of LIN TV.

Exchange Offer S-4 Excerpts regarding the Merger

Recent Developments

Joint Venture Sale Transaction

        On February 12, 2013, we announced that we entered into, and simultaneously closed the transactions contemplated by a Transaction Agreement (the "Transaction Agreement"), by and among LIN TV, LIN Television, LIN Television of Texas, L.P., a Delaware limited partnership and indirect wholly owned subsidiary of ours ("LIN Texas" and together with LIN TV and LIN Television, the "LIN Parties"), NBC Telemundo License LLC, a Delaware limited liability company ("NBC"), NBCU New LLC I, a Delaware limited liability company, NBCU New LLC II, a Delaware limited liability company, General Electric Company, a New York corporation ("GE"), General Electric Capital Corporation, a Delaware corporation ("GECC" and together with GE, the "GE Parties"), National Broadcasting Company Holding, Inc., a Delaware corporation, Comcast Corporation, a Pennsylvania corporation ("Comcast"), NBCUniversal Media, LLC, a Delaware limited liability company ("NBCUniversal"), Lone Star SPV, LLC, a Delaware limited liability company and Station Venture Holdings, LLC, a Delaware limited liability company ("SVH"). The Transaction Agreement effected a series of transactions related to the ownership and sale of LIN Texas's 20.38% equity interest in SVH, a joint venture in which NBC, an affiliate of NBCUniversal, held the remaining 79.62% equity interest (collectively, the "JV Sale Transaction").

        SVH is a limited partner in a business that operates an NBC affiliate in Dallas and an NBC affiliate in San Diego pursuant to a management agreement. At the time of LIN Texas's acquisition of its interest in SVH in 1998, GECC provided secured debt financing to SVH in the form of a $815.5 million non-amortizing senior secured note due 2023 to GECC (the "GECC Note"), and, in connection with SVH's assumption of the GECC Note, LIN TV guaranteed the payment of the full amount of principal and interest on the GECC Note (the "GECC Guarantee").

        In addition, during 2009, 2010, 2011 and 2012, LIN Television entered into agreements with SVH, the GE Parties and NBCUniversal pursuant to which LIN Television, the GE Parties and NBCUniversal caused to be provided to SVH certain unsecured shortfall funding loans (the "Shortfall Funding Loans") on the basis of each party's percentage of equity interest in SVH in order to fund interest payments on the GECC Note.

        Pursuant to the JV Sale Transaction, in exchange for LIN Television causing a $100 million capital contribution to be made to SVH (which was used to prepay a portion of the GECC Note), LIN TV was released from the GECC Guarantee and any further obligations related to any shortfall funding agreements. Further, LIN Texas sold its 20.38% equity interest in SVH to affiliates of NBCUniversal, and the LIN Parties transferred their rights to receivables related to the Shortfall Funding Loans for $1.00.

        As a result of the JV Sale Transaction, neither we nor any of our direct or indirect subsidiaries have any further investment in or obligations (funding or otherwise) related to SVH, including, without limitation, to make any other unsecured shortfall loans or payments under the GECC Note or the GECC Guarantee. Although the JV Sale Transaction was completed on February 12, 2013, we accrued for and expensed the $100 million capital contribution to SVH and recorded the related tax effects of the JV Sale Transaction, which includes the recognition of a short-term deferred tax liability of approximately $163 million in our consolidated financial statements as of December 31, 2012. We accrued for the capital contribution as of December 31, 2012, because it was an obligation that was both probable and estimable as of the date we issued our consolidated financial statements for the year ended December 31, 2012.

Merger

        On February 12, 2013, we also announced that LIN TV entered into an Agreement and Plan of Merger (the "Merger Agreement") with LIN Media LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of LIN TV ("LIN LLC"). Pursuant to the Merger Agreement, LIN TV will be merged with and into LIN LLC with LIN LLC continuing as the surviving entity (the "Merger"). In the Merger, holders of shares of each class of common stock of LIN TV will receive on a one for one basis common shares representing a corresponding series of limited liability interests in LIN LLC. The Merger is expected to enable the surviving entity to be classified as a partnership for federal income tax purposes and such change in classification would be treated as a liquidation of LIN TV for federal income tax purposes with the result that LIN TV would recognize gain or loss, as applicable, in its 100% equity interest in LIN Television.

        The Merger will be submitted to a vote of the holders of outstanding common stock of LIN TV. Proxies will be solicited by LIN TV's board of directors pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") in order for LIN TV's stockholders to consider approving the Merger at a special meeting of stockholders and a registration statement will be filed under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the class A common shares representing limited liability company interests in LIN LLC. This is not a solicitation of a proxy from any security holder of LIN TV. Holders of LIN TV common stock are urged to read the proxy statement/prospectus, registration statement and any other relevant documents when they become available because they will contain important information about LIN TV, LIN LLC and the Merger, including its terms and anticipated effect and risks to be considered by LIN TV's stockholders in connection with the Merger. The proxy statement/prospectus and other documents relating to the Merger (when they are available) can be obtained free of charge from the SEC's web site at www.sec.gov. The documents (when they are available) can also be obtained free of charge from LIN TV on its web site (www.linmedia.com) or upon written request to LIN TV Corp., Attention: Secretary, One West Exchange Street, Suite 5A, Providence, Rhode Island 02903. Information on LIN TV's web site does not constitute a part of this registration statement.

Risks associated with the JV Sale Transaction and Merger

The Merger may not be completed, which would significantly increase our federal and state income tax liabilities in 2013 and may harm the market price of LIN TV class A common stock.

        Although our board of directors has approved the Merger and has approved and adopted the Merger Agreement, which effects the Merger, the completion of the Merger is subject to a number of conditions, and there is no assurance that all of the conditions to closing will be met and that the Merger will be completed. In addition, we reserve the right to cancel or defer the Merger even if our stockholders vote to approve the Merger and the other conditions to the completion of the Merger are satisfied or waived.

        While we currently expect the Merger to take place as soon as practicable after adoption of the Merger Agreement at the special meeting of our stockholders, our board of directors may defer the Merger for a significant time after the meeting or may abandon the Merger because of, among other reasons, an increase in the estimated cost of the Merger, including U.S. tax costs or other costs, changes in existing or proposed tax legislation, an increase in the trading price of LIN TV's class A common stock above approximately $20 per share (at which point LIN TV will no longer recognize a capital loss as a result of the Merger) (see "—We may not realize the anticipated benefits of the Merger because of, among other reasons, changes in tax laws or an increase in the trading price of LIN TV class A common stock prior to the effective time of the Merger" below in this section) or a determination by our board of directors that the Merger would not be in the best interests of our stockholders.

        While we will continue our operations if the Merger is not completed for any reason, our operations may be harmed in such case in a number of ways, including the following:

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  At the time of LIN Texas's acquisition of its 20.38% interest in SVH in 1998, we recorded a deferred tax liability on capital gains related to our equity interests in SVH that became a current tax payable upon the sale of such interests. Because the Merger is expected to have the effect of allowing us to use the capital loss in LIN TV's equity in LIN Television to, in whole or in part, offset such deferred tax liability, if the sale of LIN Texas's interest in SVH is completed without promptly completing the Merger it would cause a deferred tax liability of approximately $163 million to become payable beginning in 2013. If necessary, we would seek to fund any such current federal and state tax liabilities and any interest and penalties for late payment of taxes, through cash generated from operations, amounts available under our revolving credit facility, and additional borrowings. However, there can be no assurance that additional borrowings will be available on acceptable terms or at all. Should additional borrowings be unavailable, we would defer payment of this tax liability into 2014 and incur late payment interest and penalties, and we believe that there are cost and capital expenditure reduction initiatives we could take in 2013 and 2014 that, based on our current forecast of operating results, would allow us to generate sufficient cash flows to fund our operations, the tax liabilities associated with the JV Sale Transaction, and related interest and penalties, and to maintain compliance with the financial covenants under our debt obligations into 2014. However, there can be no assurance that we will be successful in reducing our expenditures and generating sufficient cash from operations to fund the obligation in 2014.

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  The market price of LIN TV class A common stock may decline to the extent that the current market price of such stock reflects a market assumption that the Merger will be completed.

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  An adverse reaction from investors and potential investors to, among other things, the Merger may reduce future debt or equity financing opportunities for us and our subsidiaries.

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  Costs related to the Merger, including legal and accounting fees, must be paid even if the Merger is not completed.

We may not realize the anticipated benefits of the Merger because of, among other reasons, changes in tax laws or an increase in the trading price of LIN TV class A common stock prior to the effective time of the Merger.

        Many factors could affect the outcome of the Merger, and some or all of the anticipated benefits of the Merger may not occur. The consequence of LIN TV's conversion of its form of organization from a corporation into a limited liability company structure in connection with the Merger will have the effect of classifying it as a partnership for federal income tax purposes. Such partnership classification will be treated as a liquidation of LIN TV for federal income tax purposes with the result that LIN TV will recognize gain or loss, as applicable, in its 100% equity interest in LIN Television (its sole asset at the time of the Merger).

        The U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The present U.S. federal income tax treatment of an investment in LIN LLC common shares may be modified by administrative, legislative or judicial interpretation at any time, possibly on a retroactive basis and changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible for us to realize all or any of the anticipated benefits of the Merger.

        Further, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to holders in a manner that reflects such holder's beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, it is possible that our assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS may assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Internal Revenue Code and/or Treasury regulations and could require that items of income, gain, loss, deductions or credit, including interest deductions, be adjusted, reallocated or disallowed in a manner that adversely affects stockholders.

        In addition, the amount of tax loss that LIN TV will be able to recognize as a result of the Merger is dependent on the value of its assets at the time of the Merger (i.e., its 100% equity interest in LIN Television), which value directly correlates to the trading price of shares of LIN TV class A common stock. As the trading price of LIN TV class A common stock increases, the amount of tax loss that LIN TV will be able to recognize in its ownership of the equity in LIN Television upon consummation of the Merger decreases and, if such trading price increases above a certain amount, LIN TV would not leave sufficient losses available from the Merger to offset the entire capital gain recognized in the JV Sale Transaction. In that event, LIN TV would be required to use cash on hand and/or some (or all) of its existing $273 million net operating losses to offset all or a substantial portion of any such remaining capital gain.

        For example, if the trading price of LIN TV class A common stock is at or below approximately $10.75 per share at the time of the Merger, then, upon completion of the Merger, LIN TV expects to recognize a sufficient amount of capital loss to offset all of the capital gain recognized in the JV Sale Transaction. However, we have estimated that if the trading price of LIN TV class A common stock exceeds approximately $12.20 per share, we will be subject to cash tax liabilities in excess of our available net operating loss carry-forwards. In addition, it is possible that, if the trading price of LIN TV class A common stock significantly increases to a price greater than approximately $20 per share, LIN TV would not be able to recognize any tax losses as a result of the Merger to use to offset against the capital gain recognized in the JV Sale Transaction. Furthermore, at the time of the Merger, if LIN TV class A common stock is trading at a price greater than approximately $20 per share, it is probable that LIN TV's board of directors would not consummate the Merger because LIN TV would not be able to recognize a tax loss and, as a result, LIN TV would be required to use all of its existing net operating losses and pay any resulting tax liabilities from the JV Sale Transaction with cash on hand and available borrowings (which may be insufficient).

Our board of directors may choose to defer or abandon the Merger at any time.

        Completion of the Merger may be deferred or abandoned by action of our board of directors at any time, including after LIN TV stockholder approval at the special meeting. While we currently expect the Merger to take place promptly after the proposal to adopt the merger agreement is approved at the special meeting, our board of directors may defer completion before or after the special meeting or may abandon the Merger at any time, including after stockholder approval, because of, among other reasons, our failure to receive tax opinions from its advisors in form and substance acceptable to us, our determination that the LIN LLC class A common shares will not be eligible for inclusion for trading on the NYSE, our determination that the IRS does not agree with our views on certain tax matters, our determination that the Merger and the other reorganization transactions would involve tax or other risks that outweigh their benefits, our determination that the level of expected benefits associated with the Merger would otherwise be reduced, changes in U.S. tax laws, rates, treaties or regulations that would adversely affect our ability to achieve the expected benefits of the Merger, an unexpected increase in the cost to complete the Merger or any other determination by our board of directors that the Merger would not be in the best interests of LIN TV or its stockholders or that the Merger would have material adverse consequences to LIN TV or its stockholders.

We expect to incur transaction costs in connection with the completion of the Merger, some of which will be incurred whether or not the Merger is completed.

        We incurred in 2012 and we expect to continue to incur in 2013 a total of approximately $5 to $7 million in transaction costs in connection with the Merger and the JV Sale Transaction, including, among others, financial and tax advisory fees and expenses, legal fees, printing and mailing costs associated with the preparation of a proxy statement/prospectus. The majority of these costs will be incurred regardless of whether the Merger is completed and prior to our stockholders' vote at the special meeting. Further, the Merger and the other transactions described in this prospectus may also result in certain indirect costs by diverting the attention of our management and employees from our business and by increasing our administrative costs and expenses.

Although as a result of the JV Sale Transaction none of LIN TV or any of its direct or indirect subsidiaries has any further obligations (funding or otherwise) under the GECC Note, the GECC Guarantee or related to SVH, the Transaction Agreement contains certain ongoing indemnification obligations of each party that could result in future liabilities to us.

        Each of LIN TV, LIN Television and LIN Texas made customary representations, warranties and covenants in the JV Sale Transaction Agreement for the benefit of the other parties to the agreement, including, among others, representations and warranties with respect to the ownership of the interest in SVH, the power and authority to enter into the JV Sale Transaction Agreement and any consents that may have been necessary to complete the transactions contemplated thereby.

        The JV Sale Transaction Agreement also contains certain ongoing indemnification obligations of each party (including LIN TV, LIN Television and LIN Texas) to the other parties relating to the representations, warranties and covenants of each party and if we (or LIN Television or LIN Texas) are found to be in breach of any applicable representations, warranties and covenants it could result in future liabilities to us in favor of the other parties.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

        This communication is not a solicitation of a proxy from any security holder of LIN TV. The Merger will be submitted to LIN TV's stockholders for their consideration, and in connection with such consideration, LIN TV and LIN LLC expect to file with the SEC a definitive proxy statement to be used to solicit LIN TV stockholder approval of the Merger, as well as other relevant documents concerning the proposed Merger, as part of a registration statement related to class A common shares of LIN LLC. Security holders are urged to read the proxy statement/prospectus, registration statement and any other relevant documents when they become available because they will contain important information about LIN TV, LIN LLC and the Merger, including its terms and anticipated effect and risks to be considered by LIN TV's stockholders in connection with the Merger. The proxy statement/prospectus and other documents relating to the Merger (when they are available) can be obtained free of charge from the SEC's website at www.sec.gov. The documents (when they are available) can also be obtained free of charge from LIN TV on its website (www.linmedia.com) or upon written request to LIN TV Corp., Attention: Secretary, One West Exchange Street, Suite 5A, Providence, Rhode Island 02903, or by calling (401) 454-2880. Information on LIN TV's website does not constitute a part of this Current Report on Form 8-K.

PARTICIPANTS IN THE SOLICITATION

        In addition, LIN TV and its officers and directors may be deemed to be participants in the solicitation of proxies from LIN TV stockholders with respect to the Merger. A description of any interests that LIN TV's officers and directors may have in the Merger will be available in the proxy statement/prospectus when it becomes available. Information concerning LIN TV's directors and executive officers is set forth in LIN TV's proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 12, 2012 and its Annual Report on Form 10-K, which was filed with the SEC on March 15, 2013. These documents are available free of charge at the SEC's web site at www.sec.gov or by going to the investor relations page on LIN TV's website at www.linmedia.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

        Statements in this Current Report regarding the Merger of LIN TV and LIN LLC, the expected timetable for completing the Merger, future financial and operating effects and benefits of the Merger, financial condition, results of operations and business and any other statements about LIN TV or LIN LLC managements' future expectations, beliefs, goals, plans or prospects constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of LIN TV's management, based on information currently available to our management. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology. All of these forward-looking statements are based on estimates and assumptions made by LIN TV's management, which, although it believes them to be reasonable, are inherently uncertain. Therefore, you should not place undue reliance upon such estimates or statements. LIN TV cannot assure you that any of such estimates or statements will be realized and actual results may differ materially from those contemplated by such forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including.

        Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, those described in LIN TV's Annual Report on Form 10 K for the year ended December 31, 2012 and its most recent quarterly reports filed with the SEC, and the following:

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  the ability to consummate the Merger;

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  the satisfaction of other conditions to consummation of the Merger;

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  the ability to realize anticipated benefits of the Merger;

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  the potential impact of the announcement of the Merger or consummation of the Merger, including a potential impact to the value of LIN TV's common stock and results of operations;

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  business, regulatory, legal or tax decisions;

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  changes in tax laws and policies;

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  economic conditions, including adverse changes in the national and local economies in which our stations operate and volatility and disruption of the capital and credit markets;

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  increased competition, including from newer forms of entertainment and entertainment media, changes in distribution methods or changes in the popularity or availability of programming;

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  adverse state or federal legislation or regulation or adverse determinations by regulators, including adverse changes in, or interpretations of, the exceptions to the Federal Communications Commission duopoly rule and the allocation of broadcast spectrum;

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  declines in the domestic advertising market;

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  further consolidation of national and local advertisers;

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  global or local events that could disrupt television broadcasting; and

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  changes in television viewing patterns, ratings and commercial viewing measurement.

Many of these factors are beyond our control. Forward-looking statements contained herein speak only as of the date hereof. LIN TV disclaims any intention or obligation to update any forward looking statements, and it undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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EXPLANATORY NOTE